                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930

                             SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED MAY 17, 2001)
                             PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 2, 2002

        ENHANCED APPRECIATION SECURITIES
        UBS AG $- NOTES LINKED TO A BASKET OF COMMON STOCKS, DUE JANUARY -, 2004

           Issuer:                        UBS AG

           Maturity Date:                 January -, 2004

           Coupon:                        We will not pay you interest during the term of the Notes.

           Basket Stocks:                 The basket of 30 common stocks (each, a "Basket Stock") will consist of each of the stocks comprising the Dow Jones
                                          Industrial Average(SM) as of December 2, 2002 (as reported by Bloomberg L.P.). Each Basket Stock will be equally
                                          weighted and will represent approximately 3.333% of the
                                          basket, based on the closing price of each Basket Stock on
                                          December -, 2002 (the "trade date"). The Basket Stocks are set forth below:

                   BASKET STOCK (TICKER)                          BASKET STOCK (TICKER)
                   ---------------------                          ---------------------
                   3M Company (MMM)                               International Business Machines Corporation
                   Alcoa Inc. (AA)                                  (IBM)
                   American Express Company (AXP)                 International Paper Company (IP)
                   AT&T Corp. (T)                                 J.P. Morgan Chase & Co. (JPM)
                   The Boeing Company (BA)                        Johnson & Johnson (JNJ)
                   Caterpillar Inc. (CAT)                         McDonald's Corporation (MCD)
                   Citigroup Inc. (C)                             Merck & Co., Inc. (MRK)
                   The Coca-Cola Company (KO)                     Microsoft Corporation (MSFT)
                   E.I. Du Pont de Nemours (DD)                   Philip Morris Companies Inc. (MO)
                   Eastman Kodak Company (EK)                     The Procter & Gamble Company (PG)
                   Exxon Mobil Corporation (XOM)                  SBC Communications Inc. (SBC)
                   General Electric Company (GE)                  United Technologies Corporation (UTX)
                   General Motors Corporation (GM)                Wal-Mart Stores, Inc. (WMT)
                   Hewlett-Packard Company (HPQ)                  The Walt Disney Company (DIS)
                   The Home Depot, Inc. (HD)
                   Honeywell International Inc. (HON)
                   Intel Corporation (INTC)


           Payment at Maturity:           You will receive a cash payment at maturity that is based on the Stock Return (defined on page S-3) of each Basket Stock, which may be positive or negative. Positive Stock Returns
                                          for each Basket Stock will be doubled, subject to a maximum gain of -% with respect to each Basket Stock at maturity.
                                          Therefore, the maximum total return for each $1,000
                                          principal amount of the Notes at maturity will also be -%.
                                          The Notes are exposed to the full downside price risk of
                                          each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity.

                                          For a description of how your payment at maturity will be
                                          calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the
                                          Notes--Payment at Maturity" on page S-31.

                                          YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE STOCK
                                          RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange under the symbol "EAN.B".

           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG            UBS PAINEWEBBER INC.
        Prospectus Supplement dated December -, 2002              [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of the Basket Stocks. The basket of 30 common stocks will consist of each of the stocks comprising the Dow Jones Industrial Average as of December 2, 2002 (as reported by Bloomberg L.P.). Each Basket Stock will be equally weighted and will represent approximately 3.333% of the basket, based on the closing price of each Basket Stock on the trade date. The Basket Stocks will not be changed if the components of the Dow Jones Industrial Average change. You will receive a cash payment at maturity that is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of -% with respect to each Basket Stock at maturity. THEREFORE, THE MAXIMUM TOTAL RETURN FOR EACH $1,000 PRINCIPAL AMOUNT OF THE NOTES AT MATURITY WILL ALSO BE -%. The Notes are exposed to the full downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE STOCK RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-31.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by doubling the positive Stock Returns for each Basket Stock up to a maximum gain of -%.

+ DIVERSIFICATION--The Notes provide a degree of diversification within the large capitalization equity portion of your portfolio through exposure to each of the stocks comprising the Dow Jones Industrial Average as of December 2, 2002.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange under the symbol "EAN.B".

+  MINIMUM INVESTMENT--$1,000.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are exposed to the same downside price risk as each of the Basket Stocks. You may lose some or all of your investment if the Stock Return of one or more of the Basket Stocks is negative.

+ MAXIMUM POTENTIAL RETURN AT MATURITY--You will only earn the maximum total return of -% for each Note if you hold your Notes to maturity.

+ YOUR APPRECIATION POTENTIAL IS LIMITED--The positive Stock Return for any Basket Stock will be doubled subject to a maximum gain of -% with respect to each Basket Stock at maturity. You will not participate in any appreciation of any Basket Stock beyond this level. In addition, the maximum total return for each $1,000 principal amount of the Notes at maturity will also be -%. The return on your investment in the Notes may not perform as well as a direct investment in the Basket Stocks.

+ BASKET STOCK SELECTION IS NOT BASED ON UBS RESEARCH--The 30 Basket Stocks consist of each of the stocks comprising the Dow Jones Industrial Average as of December 2, 2002. The selection of Basket Stocks is not based on research reports published by UBS or one or more of its affiliates. Such research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the Basket Stocks.

+ LITTLE OR NO SECONDARY MARKET LIQUIDITY--There may be little or no secondary market for the Notes. While UBS intends to apply to list the Notes on the American Stock Exchange, there can be no assurance that UBS will satisfy the listing criteria or that a liquid market for the Notes will develop. While UBS Warburg LLC and other affiliates of UBS intend to make a market in the Notes, they are not required to do so and may stop those market making activities at any time. You should be willing to hold the Notes to maturity.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that most of the Basket Stocks will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the -% maximum total return on the Notes at maturity.

+  You are prepared to hold the Notes until maturity.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are not willing to accept the risks of owning equities in general and the Basket Stocks in particular.

+ You believe that most of the Basket Stocks are not likely to appreciate over the term of the Notes.

+ You believe that most of the Basket Stocks will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the -% maximum total return on the Notes at maturity.

+  You have concentrated holdings in the Basket Stocks.

+  You seek an investment for which there will be an active secondary market.

+  You are not prepared to hold the Notes until maturity.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-44.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the

Basket Stocks. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL, IT IS REASONABLE TO TREAT YOUR NOTES AS DESCRIBED ABOVE, BUT IT WOULD ALSO BE REASONABLE TO TREAT THE NOTES AS SUBJECT TO THE SPECIAL RULES GOVERNING CONTINGENT DEBT INSTRUMENTS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1:  CALCULATE THE STOCK RETURN FOR EACH BASKET STOCK.

          The "Stock Return" is the difference between the closing price for each Basket Stock on the trade date and on the final valuation date, expressed as a percentage, calculated as follows:

                                    Final Stock Price - Initial Stock Price
                 Stock Return  =    ---------------------------------------
                                              Initial Stock Price

          where the "Initial Stock Price" is the closing price of each Basket Stock on the trade date and the "Final Stock Price" is the closing price of each Basket Stock on the final valuation date.

STEP 2:  CALCULATE THE STOCK COMPONENT RETURN FOR EACH BASKET STOCK.

          The "Stock Component Return" is based on the Stock Return of each Basket Stock, which may be positive or negative. If a Stock Return is positive, it will be doubled in order to calculate the Stock Component Return, subject to a maximum Stock Component Return of -%. If a Stock Return is zero or negative, the Stock Component Return will be equal to the Stock Return.

          1)  If the Stock Return is positive:

              Stock Component Return = (Stock Return X 2), subject to a maximum Stock Component Return of -%

          2)  If the Stock Return is zero or negative:

              Stock Component Return = Stock Return

STEP 3:  CALCULATE THE WEIGHTED STOCK COMPONENT RETURN FOR EACH BASKET STOCK.

          The "Weighted Stock Component Return" will equal the Stock Component Return for each Basket Stock multiplied by 3.333%. Each Weighted Stock Component Return will be rounded to four decimal places.

          Weighted Stock Component Return = (Stock Component Return X .03333)

STEP 4: CALCULATE THE SUM OF THE WEIGHTED STOCK COMPONENT RETURNS FOR ALL 30 BASKET STOCKS.

          This is the return on each $1,000 principal amount of the Notes.

STEP 5:  CALCULATE THE CASH PAYMENT AT MATURITY:

          Payment at maturity = Principal amount of the Note + (Principal amount of the Note X sum of the Weighted Stock Component Returns)

HYPOTHETICAL EXAMPLES OF HOW THE NOTES MAY PERFORM AT MATURITY

The examples on page S-5 are based on the following assumptions:

       Principal amount of each Note...............................  $1,000
       Maximum gain on each Basket Stock (referred to as the
         "Maximum Stock Component Return").........................    20%*
       Maximum return on each Note.................................  $1,200

------------
* The Stock Return for each Basket Stock is therefore limited to 10%, which, when doubled, equals the Maximum Stock Component Return of 20%.

                                                        EXAMPLE #2 -- STOCK RETURNS FOR EACH BASKET STOCK
EXAMPLE #1 -- STOCK RETURNS FOR EACH BASKET STOCK       ARE 10% OR GREATER, THEREBY REACHING THE MAXIMUM
RANGE FROM -10% TO 10%. EACH NOTE PAYS                  STOCK COMPONENT RETURN OF 20%. EACH NOTE PAYS
$1,086.33 AT MATURITY, AN 8.63% RETURN ON               $1,200 AT MATURITY, A 20.00% RETURN ON INVESTMENT,
INVESTMENT.                                             WHICH IS THE MAXIMUM RETURN ON EACH NOTE.
                                          WEIGHTED                                                WEIGHTED
                            STOCK          STOCK                                    STOCK          STOCK
               STOCK      COMPONENT      COMPONENT                     STOCK      COMPONENT      COMPONENT
   STOCK      RETURN        RETURN         RETURN          STOCK      RETURN        RETURN         RETURN
Stock 1            2%          4%            0.13%      Stock 1         10%            20%           0.67%
Stock 2            3%          6%            0.20%      Stock 2         10%            20%           0.67%
Stock 3            4%          8%            0.27%      Stock 3         10%            20%           0.67%
Stock 4            5%         10%            0.33%      Stock 4         10%            20%           0.67%
Stock 5            8%         16%            0.53%      Stock 5         10%            20%           0.67%
Stock 6           10%         20%            0.67%      Stock 6         10%            20%           0.67%
Stock 7           10%         20%            0.67%      Stock 7         10%            20%           0.67%
Stock 8           10%         20%            0.67%      Stock 8         10%            20%           0.67%
Stock 9           10%         20%            0.67%      Stock 9         10%            20%           0.67%
Stock 10          -5%         -5%           -0.17%      Stock 10        10%            20%           0.67%
Stock 11          -2%         -2%           -0.07%      Stock 11        15%            20%           0.67%
Stock 12          -8%         -8%           -0.27%      Stock 12        15%            20%           0.67%
Stock 13           6%         12%            0.40%      Stock 13        15%            20%           0.67%
Stock 14           8%         16%            0.53%      Stock 14        15%            20%           0.67%
Stock 15          10%         20%            0.67%      Stock 15        15%            20%           0.67%
Stock 16          10%         20%            0.67%      Stock 16        15%            20%           0.67%
Stock 17           9%         18%            0.60%      Stock 17        15%            20%           0.67%
Stock 18           8%         16%            0.53%      Stock 18        15%            20%           0.67%
Stock 19          10%         20%            0.67%      Stock 19        15%            20%           0.67%
Stock 20           9%         18%            0.60%      Stock 20        15%            20%           0.67%
Stock 21           6%         12%            0.40%      Stock 21        20%            20%           0.67%
Stock 22          -6%         -6%           -0.20%      Stock 22        20%            20%           0.67%
Stock 23          -8%         -8%           -0.27%      Stock 23        20%            20%           0.67%
Stock 24          -6%         -6%           -0.20%      Stock 24        20%            20%           0.67%
Stock 25           4%          8%            0.27%      Stock 25        20%            20%           0.67%
Stock 26          -3%         -3%           -0.10%      Stock 26        20%            20%           0.67%
Stock 27         -10%        -10%           -0.33%      Stock 27        20%            20%           0.67%
Stock 28          -9%         -9%           -0.30%      Stock 28        20%            20%           0.67%
Stock 29           6%         12%            0.40%      Stock 29        20%            20%           0.67%
Stock 30          10%         20%            0.67%      Stock 30        20%            20%           0.67%
                                            ------                                                  ------
Sum of the Weighted Stock Component                     Sum of the Weighted Stock
  Returns:                                   8.63%        Component Returns:                        20.00%
PAYMENT AT MATURITY PER NOTE:                           PAYMENT AT MATURITY PER NOTE:
  $1,000 + ($1,000 X 8.63%) =            $1,086.33        $1,000 + ($1,000 X 20.00%) =           $1,200.00
RETURN ON NOTE:                              8.63%      RETURN ON NOTE:                             20.00%

EXAMPLE #3 -- STOCK RETURNS FOR EACH BASKET STOCK
RANGE FROM -25% TO 25%. NEGATIVE STOCK
COMPONENT RETURNS OUTWEIGH POSITIVE STOCK
COMPONENT RETURNS. EACH NOTE PAYS $970 AT
MATURITY, A -3.00% RETURN ON INVESTMENT.
                                              WEIGHTED
                             STOCK             STOCK
                STOCK      COMPONENT         COMPONENT
   STOCK       RETURN        RETURN            RETURN
Stock 1            -5%         -5%              -0.17%
Stock 2            -6%         -6%              -0.20%
Stock 3            -8%         -8%              -0.27%
Stock 4            -9%         -9%              -0.30%
Stock 5           -10%        -10%              -0.33%
Stock 6             5%         10%               0.33%
Stock 7             6%         12%               0.40%
Stock 8             7%         14%               0.47%
Stock 9             9%         18%               0.60%
Stock 10           10%         20%               0.67%
Stock 11           15%         20%               0.67%
Stock 12           25%         20%               0.67%
Stock 13          -10%        -10%              -0.33%
Stock 14          -15%        -15%              -0.50%
Stock 15          -15%        -15%              -0.50%
Stock 16          -20%        -20%              -0.67%
Stock 17          -20%        -20%              -0.67%
Stock 18          -25%        -25%              -0.83%
Stock 19           20%         20%               0.67%
Stock 20            5%         10%               0.33%
Stock 21            5%         10%               0.33%
Stock 22            3%          6%               0.20%
Stock 23          -10%        -10%              -0.33%
Stock 24          -10%        -10%              -0.33%
Stock 25          -14%        -14%              -0.47%
Stock 26          -18%        -18%              -0.60%
Stock 27          -25%        -25%              -0.83%
Stock 28          -25%        -25%              -0.83%
Stock 29           25%         20%               0.67%
Stock 30          -25%        -25%              -0.83%
                                                ------
Sum of the   Sum of the Weighted Stock
  Returns:     Component Returns:               -3.00%
PAYMENT AT   PAYMENT AT MATURITY PER NOTE:
  $1,000 +   $1,000 + ($1,000 X (-3.00%)) =   $970.00
RETURN ON N  RETURN ON NOTE:                    -3.00%

Note: The percentages and amounts listed in the above examples have been rounded for ease of analysis.

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Basket Stocks. Investing in the Notes is NOT equivalent to investing directly in the Basket Stocks. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE EXPOSED TO THE FULL DOWNSIDE RISK OF THE BASKET STOCKS AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the Stock Return on any Basket Stock is negative. As your cash payment at maturity is based on the Stock Return of each Basket Stock, each negative Stock Return will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE STOCK RETURN ON ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

See "What are the steps to calculate payment at maturity?" on page S-3.

THE MAXIMUM GAIN WITH RESPECT TO EACH BASKET STOCK IS -%; THEREFORE, YOUR MAXIMUM RETURN ON THE NOTES AT MATURITY IS ALSO -%

The maximum gain with respect to each Basket Stock is -%. Therefore, the maximum total return for each $1,000 principal amount of the Notes at maturity will also be -%. Since the maximum gain with respect to each Basket Stock is -%, you will not benefit from any positive Stock Return in excess of -% (that is, one-half of the maximum gain with respect to each Basket Stock).

THE RETURN ON YOUR NOTES WILL DIFFER FROM A RETURN ON AN INVESTMENT DIRECTLY LINKED TO THE DOW JONES INDUSTRIAL AVERAGE

Owning the Notes is not equivalent to owning securities directly linked to the Dow Jones Industrial Average. The basket of stocks linked to the Notes is not constructed in the same manner as the Dow Jones Industrial Average. For example, the weightings of the Basket Stocks in the Notes are different from the weightings of the components of the Dow Jones Industrial Average. Accordingly, if the level of the Dow Jones Industrial Average increases or decreases over the term of the Notes, the return on the Notes will not increase or decrease by the same amount.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of the Basket Stocks on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

+ the frequency and magnitude of changes in the market price of the Basket Stocks (volatility)

+ the dividend rate paid on the Basket Stocks (while not paid to holders of the Notes, dividend payments on the Basket Stocks may influence the market price of the Basket Stocks and the market value of options on the Basket Stocks and therefore affect the market value of the Notes)

+ supply and demand for the Notes, including inventory positions with UBS Warburg LLC or any other market maker

+  interest and yield rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

+ economic, financial, political, regulatory, or judicial events that affect any of the Basket Stocks or that affect stock markets generally.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE ISSUERS OF THE BASKET STOCKS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION

We and our affiliates are not affiliated with the issuers of the Basket Stocks in any way and we have no ability to control or predict their actions or have the ability to control the public disclosure of any events or circumstances affecting the issuers of the Basket Stocks. THE ISSUERS OF THE BASKET STOCKS ARE NOT INVOLVED IN THE OFFER OF THE NOTES IN ANY WAY AND HAVE NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE NOTES IN TAKING ANY ACTIONS THAT MIGHT AFFECT THE MARKET VALUE OF YOUR NOTES OR YOUR PAYMENT AT MATURITY.

The Notes are unsecured debt obligations of UBS only and are not obligations of the issuers of the Basket Stocks. None of the money you pay for the Notes will go to the issuers of the Basket Stocks.

This prospectus supplement relates only to the Notes and does not relate to the Basket Stocks. We have derived all information about the issuers of the Basket Stocks in this prospectus supplement from publicly available documents. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of any issuer of the Basket Stocks in connection with the offering of the Notes. We do not make any representation that the publicly available documents or any other publicly available information about the issuers of the Basket Stocks are accurate or complete. Furthermore, we do not know whether the issuers of the Basket Stocks have disclosed all events occurring before the date of this prospectus supplement -- including events that could affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the Basket Stocks and, therefore, the Final Stock Price for each Basket Stock that the calculation agent will use to determine the payment we will make to you at maturity. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any issuer of the Basket Stocks could affect your payment at maturity and, therefore, the market value of the Notes.

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT THE ISSUERS OF THE BASKET STOCKS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or any of our affiliates may currently or from time to time engage in business with one or more of the issuers of the Basket Stocks, including making loans to or equity investments in the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about one or more issuers of the Basket Stocks. If we or any of our affiliates do acquire non-public information about one or more issuers of the Basket Stocks, we are not obligated to disclose such non-public information to you. AS AN INVESTOR IN THE NOTES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF EACH ISSUER OF THE BASKET STOCKS AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. UBS Warburg LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Warburg LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a discount from the issue price, and as a result you may suffer substantial losses.

RISK FACTORS
--------------------------------------------------------------------------------

IF THE MARKET PRICES OF THE BASKET STOCKS CHANGE, THE MARKET VALUE OF YOUR NOTES WILL NOT CHANGE IN THE SAME MANNER

Owning the Notes is not the same as owning the Basket Stocks directly. Accordingly, even if the market prices of the Basket Stocks increase above their Initial Stock Prices, the market value of the Notes will not increase by the same amount. It is also possible for the market prices of one or more Basket Stocks to increase while the market value of the Notes declines.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-44, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE SELECTION OF BASKET STOCKS IS NOT BASED ON UBS RESEARCH

The Basket Stocks included in the basket are not based on UBS research. Rather, the Basket Stocks included in the basket consist of each of the stocks comprising the Dow Jones Industrial Average as of December 2, 2002. We or one or more of our affiliates may, at present or in the future, publish research reports on one or more of the Basket Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the Basket Stocks and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Stocks.

YOU HAVE NO SHAREHOLDER RIGHTS IN THE BASKET STOCKS OR THE RIGHT TO RECEIVE ANY BASKET STOCKS

As a holder of the Notes, you will not have voting rights, rights to receive dividends or other distributions, or any other rights that holders of the Basket Stocks may have. Moreover, your payment at maturity will be in cash, and you will have no right to receive delivery of any Basket Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE BASKET STOCKS, FUTURES, OPTIONS, OR OTHER DERIVATIVE INSTRUMENTS ON THE BASKET STOCKS MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described in "Use of Proceeds and Hedging" on page S-42, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Basket Stocks or futures or options on any Basket Stock or other derivative instruments with returns linked or related to changes in the performance of any Basket Stock, and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks, futures, options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the relevant Basket Stocks and, therefore, the market value of the Notes and the amount payable on the Notes at

RISK FACTORS
--------------------------------------------------------------------------------

maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Stocks and other investments relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the Basket Stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Basket Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes and the amount payable on the Notes at maturity.

UBS Warburg LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Warburg LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any of the Basket Stocks acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Basket Stocks for the benefit of holders of the Notes in order to enable the holders to exchange their Notes for Basket Stocks under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Basket Stocks that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Warburg LLC, as calculation agent for the Notes, will, in its sole discretion, adjust the Initial Stock Price and/or the number of shares per Basket Stock for certain events affecting the Basket Stocks, such as stock splits and stock dividends, and certain other actions involving the Basket Stocks. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Basket Stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a Basket Stock or anyone else makes a partial tender offer or a partial exchange offer for that Basket Stock. Consequently, this could affect the calculation of the Stock Return for any affected Basket Stock and the market value of the Notes and the amount payable at maturity. You should refer to "Specific Terms of the Notes--Role of Calculation Agent" on page S-41 for a description of the items that the calculation agent is responsible to determine.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-41. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Stock has occurred or is continuing on a day when the calculation agent will determine the closing price of such Basket Stock. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by

RISK FACTORS
--------------------------------------------------------------------------------

the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing with respect to any Basket Stock, the final valuation date for such affected Basket Stock will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of each of the affected Basket Stocks on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for any Basket Stock be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date for any Basket Stock is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such Basket Stock on that day, that day will nevertheless be the final valuation date for such Basket Stock. If the closing price of any of the Basket Stocks is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of such Basket Stocks that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-32.

--------------------------------------------------------------------------------

THE CONTENTS AND VALUATION OF THE BASKET OF BASKET STOCKS

The basket of Basket Stocks will consist of each of the stocks comprising the Dow Jones Industrial Average as of December 2, 2002 (as reported by Bloomberg L.P.). Each Basket Stock will be equally weighted and will represent approximately 3.333% of the basket, based on the closing price of each Basket Stock on the trade date.

------------------------------------------------------------------------------------
                                                                    INITIAL SHARE
                 BASKET STOCK                   % OF THE NOTES         PRICE*
------------------------------------------------------------------------------------
3M Company....................................      3.333%               $-
Alcoa Inc. ...................................      3.333%               $-
American Express Company......................      3.333%               $-
AT&T Corp. ...................................      3.333%               $-
The Boeing Company............................      3.333%               $-
Caterpillar Inc. .............................      3.333%               $-
Citigroup Inc. ...............................      3.333%               $-
The Coca-Cola Company ........................      3.333%               $-
E.I. Du Pont de Nemours.......................      3.333%               $-
Eastman Kodak Company.........................      3.333%               $-
Exxon Mobil Corporation.......................      3.333%               $-
General Electric Company......................      3.333%               $-
General Motors Corporation....................      3.333%               $-
Hewlett-Packard Company.......................      3.333%               $-
The Home Depot, Inc. .........................      3.333%               $-
Honeywell International Inc. .................      3.333%               $-
Intel Corporation.............................      3.333%               $-
International Business Machines Corporation...      3.333%               $-
International Paper Company...................      3.333%               $-
J.P. Morgan Chase & Co........................      3.333%               $-
Johnson & Johnson.............................      3.333%               $-
McDonald's Corporation........................      3.333%               $-
Merck & Co., Inc. ............................      3.333%               $-
Microsoft Corporation.........................      3.333%               $-
Philip Morris Companies Inc. .................      3.333%               $-
The Procter & Gamble Company..................      3.333%               $-
SBC Communications Inc. ......................      3.333%               $-
United Technologies Corporation...............      3.333%               $-
Wal-Mart Stores, Inc. ........................      3.333%               $-
The Walt Disney Company.......................      3.333%               $-

------------
* Source:  Bloomberg L.P., as of December -, 2002

DOW JONES & COMPANY, INC. ("DOW JONES") WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE NOTES. SPECIFICALLY, DOW JONES DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AND DOW JONES DISCLAIMS ANY WARRANTY ABOUT: THE RESULTS TO BE OBTAINED BY THE NOTES, THE OWNER OF THE NOTES OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE DOW JONES INDUSTRIAL AVERAGE ("DJIA") AND THE DATA INCLUDED IN THE DJIA; THE ACCURACY OR COMPLETENESS OF THE DJIA OR ITS DATA; THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE DJIA OR ITS DATA; DOW JONES WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE DJIA OR ITS DATA; AND UNDER NO CIRCUMSTANCES WILL DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF DOW JONES KNOWS THAT THEY MIGHT OCCUR.

--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE BASKET STOCKS

Provided below is a brief description of the issuer of each Basket Stock obtained from publicly available information, as well as a table that sets forth the quarterly high, low, and closing stock prices for the Basket Stocks. The information given below is for the four calendar quarters in each of 1999, 2000, 2001, and the first three quarters of 2002 and partial data for the fourth quarter of 2002 through December -, 2002. We obtained the trading price information set forth below from Bloomberg, L.P. without independent verification. YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE BASKET STOCKS AS AN INDICATION OF FUTURE PERFORMANCE.

3M COMPANY

According to publicly available documents, 3M Company ("3M") is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, the company's original product. Coating and bonding is the process of applying one material to another, such as abrasive granules to paper or cloth (coated abrasives), adhesives to a backing (pressure-sensitive tapes), ceramic coating to granular mineral (roofing granules), glass beads to plastic backing (reflective sheeting), and low-tack adhesives to paper (repositionable notes). 3M's headquarters are located in St. Paul, Minnesota and its common stock is traded on the New York Stock Exchange under the symbol "MMM". Information filed with the SEC by 3M under the Securities Exchange Act of 1934 (the "Exchange Act") can be located by reference to its SEC file number: 1-03285 or its CIK
Code: 66740.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 80.50          $ 69.88          $ 70.75
6/30/99........................     $ 95.00          $ 71.00          $ 86.94
9/30/99........................     $ 99.50          $ 87.19          $ 96.06
12/31/99.......................     $102.81          $ 88.69          $ 97.88
3/31/00........................     $102.75          $ 79.00          $ 88.56
6/30/00........................     $ 97.38          $ 81.75          $ 83.00
9/30/00........................     $ 96.75          $ 81.75          $ 91.13
12/31/00.......................     $121.94          $ 87.25          $120.50
3/31/01........................     $119.19          $101.75          $103.90
6/30/01........................     $125.50          $ 98.62          $114.10
9/30/01........................     $117.26          $ 86.98          $ 98.40
12/31/01.......................     $120.63          $ 96.86          $118.21
3/31/02........................     $123.01          $103.70          $115.01
6/30/02........................     $130.07          $112.91          $123.00
9/30/02........................     $129.87          $108.88          $109.97
12/-/02........................     $     -          $     -          $     -

ALCOA INC.

According to publicly available documents, Alcoa Inc. ("Alcoa") is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive, aerospace and other transportation, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks. Alcoa's headquarters are located in Pittsburgh, Pennsylvania and its common stock is traded on the New York Stock Exchange under the symbol "AA".

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

Information filed with the SEC by Alcoa under the Exchange Act can be located by reference to its SEC file number: 1-03610 or its CIK Code: 4281.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $22.38          $18.44           $20.59
6/30/99........................      $33.78          $20.38           $30.94
9/30/99........................      $34.69          $29.31           $31.03
12/31/99.......................      $41.50          $29.00           $41.50
3/31/00........................      $43.00          $30.63           $35.13
6/30/00........................      $35.88          $28.19           $29.00
9/30/00........................      $34.63          $23.50           $25.31
12/31/00.......................      $34.81          $23.56           $33.50
3/31/01........................      $39.29          $31.50           $35.95
6/30/01........................      $45.36          $34.45           $40.00
9/30/01........................      $41.46          $28.30           $31.01
12/31/01.......................      $39.95          $30.06           $35.55
3/31/02........................      $39.56          $33.44           $37.74
6/30/02........................      $38.35          $30.55           $33.15
9/30/02........................      $33.38          $19.30           $19.30
12/-/02........................      $    -          $    -           $    -

AMERICAN EXPRESS COMPANY

According to publicly available documents, American Express Company (including its subsidiaries, "Amex") was founded in 1850 as a joint stock association and was incorporated under the laws of the State of New York in 1965. Amex is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world. Amex's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "AXP". Information filed with the SEC by Amex under the Exchange Act can be located by reference to its SEC file number: 1-07657 or its CIK Code: 4962.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $42.54          $31.98           $39.25
6/30/99........................      $46.25          $38.17           $43.38
9/30/99........................      $49.29          $41.02           $45.00
12/31/99.......................      $55.92          $43.79           $55.42
3/31/00........................      $56.33          $40.92           $49.65
6/30/00........................      $56.75          $44.67           $52.13
9/30/00........................      $61.81          $51.94           $60.75
12/31/00.......................      $62.81          $51.38           $54.94
3/31/01........................      $55.94          $34.70           $41.30
6/30/01........................      $46.05          $36.20           $38.80
9/30/01........................      $41.49          $25.61           $29.06
12/31/01.......................      $36.05          $27.44           $35.69
3/31/02........................      $42.53          $32.90           $40.96
6/30/02........................      $44.87          $35.67           $36.32
9/30/02........................      $38.19          $28.66           $31.18
12/-/02........................      $    -          $    -           $    -

AT&T CORP.

According to publicly available documents, AT&T Corp. ("AT&T") is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, and local communications services, cable (broadband) television and Internet communications services. AT&T also provides directory and calling card services to

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

support its communications business. AT&T's primary lines of business are AT&T Business Services; AT&T Consumer Services; and AT&T Broadband Services. AT&T's headquarters are located in Bedminster, New Jersey and its common stock is traded on the New York Stock Exchange under the symbol "T". Information filed with the SEC by AT&T under the Exchange Act can be located by reference to its SEC file number: 1-01105 or its CIK Code: 5907.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $100.85          $82.40           $84.72
6/30/99........................     $ 98.62          $80.41           $88.87
9/30/99........................     $ 93.15          $67.57           $69.26
12/31/99.......................     $ 95.54          $66.48           $80.91
3/31/00........................     $ 96.04          $71.45           $89.67
6/30/00........................     $ 92.35          $50.65           $50.65
9/30/00........................     $ 54.74          $43.99           $46.18
12/31/00.......................     $ 47.37          $26.97           $27.47
3/31/01........................     $ 39.97          $29.06           $33.92
6/30/01........................     $ 36.96          $31.89           $35.03
9/30/01........................     $ 43.98          $34.04           $39.57
12/31/01.......................     $ 40.99          $30.84           $37.19
3/31/02........................     $ 39.18          $29.07           $32.19
6/30/02........................     $ 32.48          $19.38           $21.94
9/30/02........................     $ 26.08          $17.82           $24.62
12/-/02........................     $     -          $    -           $    -

THE BOEING COMPANY

According to publicly available documents, The Boeing Company (together with its subsidiaries, "Boeing"), is one of the world's major aerospace firms. Boeing is organized based on the products and services it offers. Boeing operates in the following principal areas: commercial airplanes, military aircraft and missile systems, space and communications and customer and commercial financing. Boeing's headquarters are located in Seattle, Washington and its common stock is traded on the New York Stock Exchange under the symbol "BA". Information filed with the SEC by Boeing under the Exchange Act can be located by reference to its SEC file number: 1-00442 or its CIK Code: 12927.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $37.38          $32.94           $34.00
6/30/99........................      $45.75          $33.94           $44.00
9/30/99........................      $47.63          $41.69           $42.63
12/31/99.......................      $46.06          $37.25           $41.44
3/31/00........................      $47.63          $32.38           $37.81
6/30/00........................      $41.81          $34.75           $41.81
9/30/00........................      $66.06          $41.69           $64.50
12/31/00.......................      $69.94          $56.13           $66.00
3/31/01........................      $65.50          $52.00           $55.71
6/30/01........................      $68.79          $54.61           $55.60
9/30/01........................      $59.21          $29.76           $33.50
12/31/01.......................      $39.10          $32.40           $38.78
3/31/02........................      $50.88          $38.05           $48.25
6/30/02........................      $49.58          $41.51           $45.00
9/30/02........................      $45.00          $34.13           $34.13
12/-/02........................      $    -          $    -           $    -

CATERPILLAR INC.

According to publicly available documents, Caterpillar Inc. ("Caterpillar") operates in three principal lines of business: (i) Machinery--design, manufacture, and marketing of construction, mining,

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

agricultural, and forestry machinery--track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders, and related parts; (ii) Engines--design, manufacture, and marketing of engines for Caterpillar Machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural, and other applications; and related parts; and (iii) Financial Products--financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Caterpillar's headquarters are located in Peoria, Illinois and its common stock is traded on the New York Stock Exchange under the symbol "CAT". Information filed with the SEC by Caterpillar under the Exchange Act can be located by reference to its SEC file number:
1-00768 or its CIK Code: 18230.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $53.00          $43.13           $45.94
6/30/99........................      $65.50          $46.94           $60.00
9/30/99........................      $63.13          $53.06           $54.81
12/31/99.......................      $58.44          $43.38           $47.06
3/31/00........................      $53.31          $33.81           $39.44
6/30/00........................      $43.44          $33.88           $33.88
9/30/00........................      $39.25          $31.00           $31.00
12/31/00.......................      $47.75          $29.81           $47.31
3/31/01........................      $48.69          $40.09           $44.38
6/30/01........................      $56.20          $42.16           $50.05
9/30/01........................      $55.23          $41.70           $44.80
12/31/01.......................      $53.19          $43.98           $52.25
3/31/02........................      $59.79          $47.43           $56.85
6/30/02........................      $59.49          $47.55           $48.95
9/30/02........................      $48.24          $36.86           $37.22
12/-/02........................      $    -          $    -           $    -

CITIGROUP INC.

According to publicly available documents, Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with 192 million customer accounts in over 100 countries and territories. Citigroup Inc.'s headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "C". Information filed with the SEC by Citigroup Inc. under the Exchange Act can be located by reference to its SEC file number: 1-9924 or its CIK Code: 831001.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $30.75          $23.46           $29.79
6/30/99........................      $35.59          $29.12           $33.23
9/30/99........................      $34.41          $29.55           $30.78
12/31/99.......................      $40.57          $29.47           $38.95
3/31/00........................      $43.15          $33.58           $41.88
6/30/00........................      $46.95          $39.48           $42.14
9/30/00........................      $54.91          $43.67           $50.42
12/31/00.......................      $53.05          $43.60           $47.62
3/31/01........................      $52.51          $37.87           $41.95
6/30/01........................      $49.94          $39.82           $49.28

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
9/30/01........................      $49.88          $33.91           $37.77
12/31/01.......................      $47.74          $38.94           $47.08
3/31/02........................      $48.50          $39.38           $46.19
6/30/02........................      $46.12          $34.51           $36.14
9/30/02........................      $36.89          $25.18           $29.65
12/-/02........................      $    -          $    -           $    -

THE COCA-COLA COMPANY

According to publicly available documents, The Coca-Cola Company (together with its subsidiaries, "Coca-Cola") was incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892. Coca-Cola is the world's leading manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups. Coca-Cola manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which it sells to bottling and canning operations, fountain wholesalers and some fountain retailers. Finished beverage products bearing Coca-Cola's trademarks are now sold in nearly 200 countries and include the leading soft drink products in most of these countries. Coca-Cola also markets and distributes juice and juice-drink products. In addition, Coca-Cola has ownership interests in numerous bottling and canning operations. Coca-Cola's headquarters are located in Atlanta, Georgia and its common stock is traded on the New York Stock Exchange under the symbol "KO". Information filed with the SEC by Coca-Cola under the Exchange Act can be located by reference to its SEC file number: 1-2217 or its CIK Code: 21344.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $70.25          $60.88           $61.38
6/30/99........................      $70.50          $58.94           $62.00
9/30/99........................      $65.00          $48.25           $48.25
12/31/99.......................      $68.31          $47.56           $58.25
3/31/00........................      $66.88          $43.31           $46.94
6/30/00........................      $60.05          $45.00           $57.44
9/30/00........................      $63.06          $49.56           $55.13
12/31/00.......................      $62.75          $53.50           $60.94
3/31/01........................      $60.82          $44.52           $45.16
6/30/01........................      $49.09          $42.85           $45.00
9/30/01........................      $50.45          $43.91           $46.85
12/31/01.......................      $50.00          $44.28           $47.15
3/31/02........................      $52.60          $43.75           $52.26
6/30/02........................      $57.64          $51.74           $56.00
9/30/02........................      $57.28          $44.58           $47.96
12/-/02........................      $    -          $    -           $    -

E.I. DU PONT DE NEMOURS

According to publicly available documents, E.I. Du Pont de Nemours ("DuPont") was founded in 1802 and was incorporated in Delaware in 1915. DuPont is a world leader in science and technology in a range of disciplines including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. The company operates globally through some 22 strategic business units. Within the strategic business units, a wide range of products are manufactured for distribution and sale to many different markets, including the transportation, textile, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics and the nutrition and health markets. DuPont's headquarters are located in Wilmington, Delaware and its common stock is traded on the New York Stock Exchange under the symbol "DD". Information filed with the SEC by

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

DuPont under the Exchange Act can be located by reference to its SEC file number: 1-815 or its CIK Code: 30554.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $59.50          $50.25           $58.06
6/30/99........................      $74.88          $58.25           $68.31
9/30/99........................      $74.00          $58.81           $60.50
12/31/99.......................      $68.56          $59.00           $65.88
3/31/00........................      $71.63          $45.94           $52.94
6/30/00........................      $62.00          $43.75           $43.75
9/30/00........................      $50.25          $38.50           $40.88
12/31/00.......................      $49.31          $40.06           $48.31
3/31/01........................      $49.25          $40.70           $40.70
6/30/01........................      $49.70          $40.25           $48.24
9/30/01........................      $48.12          $33.61           $37.52
12/31/01.......................      $45.65          $37.25           $42.51
3/31/02........................      $49.09          $40.30           $47.15
6/30/02........................      $48.10          $42.91           $44.40
9/30/02........................      $45.12          $36.07           $36.07
12/-/02........................      $    -          $    -           $    -

EASTMAN KODAK COMPANY

According to publicly available documents, Eastman Kodak Company ("Kodak") is engaged primarily in developing, manufacturing and marketing traditional and digital imaging products, services and solutions for consumers, professionals, healthcare providers, the entertainment industry and other commercial customers. Kodak is a major participant in "infoimaging" -- a $225 billion industry composed of devices (digital cameras and personal data assistants (PDAs)), infrastructure (online networks and delivery systems for images) and services and media (software, film and paper enabling people to access, analyze and print images). Kodak harnesses its technology, market reach and a host of industry partnerships to provide innovative products and services for customers who need the information-rich content that images contain. Kodak headquarters are located in Rochester, New York and its common stock is traded on the New York Stock Exchange under the symbol "EK". Information filed with the SEC by Kodak under the Exchange Act can be located by reference to its SEC file number: 1-00087 or its CIK Code: 31235.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $79.63          $63.56           $63.88
6/30/99........................      $79.06          $61.94           $67.75
9/30/99........................      $77.88          $69.13           $75.63
12/31/99.......................      $76.94          $57.38           $66.25
3/31/00........................      $64.56          $54.00           $54.31
6/30/00........................      $63.38          $53.56           $59.50
9/30/00........................      $65.44          $40.88           $40.88
12/31/00.......................      $47.88          $36.44           $39.38
3/31/01........................      $46.12          $38.50           $39.89
6/30/01........................      $49.21          $38.35           $46.68
9/30/01........................      $46.80          $31.17           $32.53
12/31/01.......................      $35.49          $24.65           $29.43
3/31/02........................      $33.49          $26.12           $31.17
6/30/02........................      $35.25          $28.69           $29.17
9/30/02........................      $31.58          $26.63           $27.24
12/-/02........................      $    -          $    -           $    -

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

EXXON MOBIL CORPORATION

According to publicly available documents, Exxon Mobil Corporation, formerly named Exxon Corporation, was incorporated in the State of New Jersey in 1882. On November 30, 1999, Mobil Corporation ("Mobil") became a wholly-owned subsidiary of Exxon Corporation ("Exxon") and Exxon changed its name to Exxon Mobil Corporation. Divisions and affiliated companies of Exxon Mobil Corporation operate or market products in the United States and about 200 other countries and territories. Their principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon Mobil Corporation's headquarters are located in Irving, Texas and its common stock is traded on the New York Stock Exchange under the symbol "XOM". Information filed with the SEC by Exxon Mobil Corporation under the Exchange Act can be located by reference to its SEC file number: 1-2256 or its CIK Code:
34088.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $37.44          $32.41           $35.28
6/30/99........................      $43.22          $35.06           $38.56
9/30/99........................      $41.41          $37.34           $38.00
12/31/99.......................      $43.06          $35.31           $40.28
3/31/00........................      $42.78          $35.53           $39.00
6/30/00........................      $42.19          $37.75           $39.25
9/30/00........................      $44.82          $37.69           $44.55
12/31/00.......................      $47.22          $42.06           $43.47
3/31/01........................      $44.56          $38.45           $40.50
6/30/01........................      $45.78          $38.95           $43.68
9/30/01........................      $43.85          $35.83           $39.40
12/31/01.......................      $42.29          $36.44           $39.30
3/31/02........................      $44.00          $37.95           $43.83
6/30/02........................      $44.38          $38.96           $40.92
9/30/02........................      $40.65          $30.27           $31.90
12/-/02........................      $    -          $    -           $    -

GENERAL ELECTRIC COMPANY

According to publicly available documents, General Electric Company ("GE") is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds. GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications. GE's headquarters are located in Fairfield, Connecticut and its common stock is traded on the New York Stock Exchange under the symbol

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

"GE". Information filed with the SEC by GE under the Exchange Act can be located by reference to its SEC file number: 1-35 or its CIK Code: 40545.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $37.77          $32.00           $36.88
6/30/99........................      $38.98          $33.56           $37.67
9/30/99........................      $40.67          $34.96           $39.52
12/31/99.......................      $53.17          $38.58           $51.58
3/31/00........................      $54.33          $41.71           $51.88
6/30/00........................      $55.33          $48.58           $53.00
9/30/00........................      $60.00          $49.94           $57.81
12/31/00.......................      $59.75          $47.44           $47.94
3/31/01........................      $48.06          $37.70           $41.86
6/30/01........................      $53.40          $39.60           $48.75
9/30/01........................      $50.20          $30.37           $37.20
12/31/01.......................      $41.55          $36.34           $40.08
3/31/02........................      $41.55          $35.00           $37.45
6/30/02........................      $37.30          $28.90           $29.05
9/30/02........................      $32.89          $24.47           $24.65
12/-/02........................      $    -          $    -           $    -

GENERAL MOTORS CORPORATION

According to publicly available documents, General Motors Corporation ("GM") presents separate supplemental consolidating statements of income and other financial information for the following businesses: (1) Automotive, Communications Services, and Other Operations and (2) Financing and Insurance Operations. GM participates in the automotive industry through the activities of its automotive business operating segment, General Motors Automotive. GM's communications services relate to its Hughes Electronics Corporation subsidiary which includes digital entertainment, information and communications services, and satellite-based private business networks. GM's other operations includes the design, manufacturing and marketing of locomotives and heavy-duty transmissions, the elimination of intersegment transactions, certain non-segment specific revenues and expenditures, and certain corporate activities. GM's Financing and Insurance Operations primarily relate to General Motors Acceptance Corporation (GMAC). GMAC provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial, vehicle, and homeowners' insurance, and asset-based lending. GM's headquarters are located in Detroit, Michigan and its common stock is traded on the New York Stock Exchange under the symbol "GM". Information filed with the SEC by GM under the Exchange Act can be located by reference to its SEC file number: 1-00143 or its CIK Code: 40730.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $77.89          $59.12           $72.57
6/30/99........................      $78.20          $61.56           $66.00
9/30/99........................      $71.69          $60.25           $62.94
12/31/99.......................      $77.52          $62.13           $72.69
3/31/00........................      $87.00          $71.56           $82.81
6/30/00........................      $93.63          $58.06           $58.06
9/30/00........................      $75.75          $56.94           $65.00
12/31/00.......................      $67.13          $48.81           $50.94
3/31/01........................      $58.95          $51.52           $51.85
6/30/01........................      $64.82          $50.93           $64.35
9/30/01........................      $67.04          $40.10           $42.90
12/31/01.......................      $52.78          $40.81           $48.60
3/31/02........................      $61.41          $48.13           $60.45

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
6/30/02........................      $68.02          $51.50           $53.45
9/30/02........................      $51.69          $38.16           $38.90
12/-/02........................      $    -          $    -           $    -

HEWLETT-PACKARD COMPANY

According to publicly available documents, Hewlett-Packard Company ("HP") was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP is a leading global provider of computing, printing and imaging solutions and services for business and home, and is focused on making technology and its benefits accessible to all. HP's headquarters are located in Palo Alto, California and its common stock is traded on the New York Stock Exchange under the symbol "HPQ". Information filed with the SEC by HP under the Exchange Act can be located by reference to its SEC file number: 1-04423 or its CIK Code: 47217.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $31.97          $25.70           $26.46
6/30/99........................      $39.22          $26.48           $39.22
9/30/99........................      $45.36          $34.83           $35.41
12/31/99.......................      $44.97          $26.14           $44.39
3/31/00........................      $59.26          $39.41           $51.73
6/30/00........................      $64.00          $45.36           $62.44
9/30/00........................      $67.44          $47.50           $48.50
12/31/00.......................      $49.19          $29.38           $31.56
3/31/01........................      $37.80          $28.10           $31.27
6/30/01........................      $32.50          $25.40           $28.60
9/30/01........................      $28.70          $14.50           $16.05
12/31/01.......................      $23.52          $15.25           $20.54
3/31/02........................      $23.53          $17.77           $17.94
6/30/02........................      $20.50          $14.82           $15.28
9/30/02........................      $16.30          $11.52           $11.67
12/-/02........................      $    -          $    -           $    -

THE HOME DEPOT, INC.

According to publicly available documents, The Home Depot, Inc. ("Home Depot") is a Delaware corporation that was incorporated in 1978. Home Depot is the world's largest home improvement retailer and the second largest retailer in the United States based on net sales volume for fiscal 2001. At the end of its 2001 fiscal year, Home Depot operated 1,333 stores. Most of Home Depot's stores are either Home Depot(R) stores or EXPO Design Center(R) stores. Home Depot's headquarters are located in Atlanta, Georgia and its common stock is traded on the New York Stock Exchange under the symbol "HD". Information filed with the SEC by Home Depot under the Exchange Act can be located by reference to its SEC file number: 1-08207 or its CIK Code: 354950.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $43.58          $36.03           $41.50
6/30/99........................      $44.88          $37.08           $42.96
9/30/99........................      $46.63          $37.29           $45.75
12/31/99.......................      $68.75          $45.67           $68.75
3/31/00........................      $68.50          $52.31           $64.50
6/30/00........................      $68.00          $46.00           $49.94
9/30/00........................      $59.00          $48.06           $52.94
12/31/00.......................      $55.56          $34.88           $45.69
3/31/01........................      $51.69          $39.67           $43.10
6/30/01........................      $53.45          $41.50           $46.55
9/30/01........................      $50.37          $32.80           $38.37
12/31/01.......................      $51.62          $37.60           $51.01
3/31/02........................      $52.07          $47.00           $48.61
6/30/02........................      $50.36          $35.67           $36.73
9/30/02........................      $37.99          $26.10           $26.10
12/-/02........................      $    -          $    -           $    -

HONEYWELL INTERNATIONAL INC.

According to publicly available documents, Honeywell International Inc. ("Honeywell") is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control technologies for buildings, homes and industry, automotive products, specialty chemicals, fibers, plastics and electronic and advanced materials. Honeywell's headquarters are located in Morristown, New Jersey and its common stock is traded on the New York Stock Exchange under the symbol "HON". Information filed with the SEC by Honeywell under the Exchange Act can be located by reference to its SEC file number: 1-08974 or its CIK Code: 773840.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $50.75          $39.00           $49.19
6/30/99........................      $68.06          $50.25           $63.00
9/30/99........................      $67.69          $57.50           $59.94
12/31/99.......................      $63.75          $52.38           $57.69
3/31/00........................      $59.88          $41.81           $52.69
6/30/00........................      $57.81          $33.25           $33.69
9/30/00........................      $40.88          $33.00           $35.63
12/31/00.......................      $55.19          $33.69           $47.31
3/31/01........................      $49.42          $35.93           $40.80
6/30/01........................      $53.50          $34.90           $34.90
9/30/01........................      $38.95          $23.59           $26.40
12/31/01.......................      $34.50          $25.65           $33.82
3/31/02........................      $40.37          $29.11           $38.27
6/30/02........................      $40.76          $34.85           $35.23
9/30/02........................      $36.50          $21.66           $21.66
12/-/02........................      $    -          $    -           $    -

INTEL CORPORATION

According to publicly available documents, Intel Corporation ("Intel") is the world's largest semiconductor chip maker, supplying the computing and communications industries with chips, boards, systems and software building blocks that are integral to computers, servers, and networking and communications products. Intel offers products at various levels of integration, allowing its customers to create advanced computing and communications systems. Intel's headquarters are located in Santa Clara, California and its common stock is traded on the New York Stock Exchange under the symbol "INTC". Information filed with the SEC by Intel under the Exchange Act can be located by reference to its SEC file number: 0-6217 or its CIK Code: 50863.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $35.23          $27.45           $29.72
6/30/99........................      $33.03          $25.25           $29.75
9/30/99........................      $44.66          $31.44           $37.16
12/31/99.......................      $42.53          $32.56           $41.16
3/31/00........................      $72.03          $39.38           $65.97
6/30/00........................      $69.50          $53.03           $66.84
9/30/00........................      $74.88          $41.56           $41.56
12/31/00.......................      $46.69          $30.06           $30.06
3/31/01........................      $37.81          $24.63           $26.31
6/30/01........................      $32.49          $22.63           $29.25
9/30/01........................      $32.11          $19.30           $20.44
12/31/01.......................      $34.61          $19.54           $31.45
3/31/02........................      $35.79          $28.55           $30.41
6/30/02........................      $31.20          $18.27           $18.27
9/30/02........................      $19.59          $13.89           $13.89
12/-/02........................      $    -          $    -           $    -

INTERNATIONAL BUSINESS MACHINES CORPORATION

According to publicly available documents, International Business Machines Corporation ("IBM") uses advanced information technology to provide customer solutions. IBM operates primarily in a single industry using several segments that create value by offering a variety of solutions that include, singularly or in some combination, technologies, systems, products, services, software and financing. IBM's headquarters are located in Armonk, New York and its common stock is traded on the New York Stock Exchange under the symbol "IBM". Information filed with the SEC by IBM under the Exchange Act can be located by reference to its SEC file number: 1-2360 or its CIK Code: 51143.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 98.50          $ 81.38          $ 88.63
6/30/99........................     $129.25          $ 83.38          $129.25
9/30/99........................     $137.88          $118.50          $121.00
12/31/99.......................     $122.00          $ 90.25          $107.88
3/31/00........................     $126.88          $100.25          $118.38
6/30/00........................     $125.00          $103.00          $109.56
9/30/00........................     $133.63          $101.25          $112.63
12/31/00.......................     $117.94          $ 81.56          $ 85.00
3/31/01........................     $116.91          $ 84.81          $ 96.18
6/30/01........................     $119.60          $ 90.39          $113.00
9/30/01........................     $114.35          $ 90.00          $ 91.72
12/31/01.......................     $123.89          $ 92.71          $120.96
3/31/02........................     $125.60          $ 96.38          $104.00
6/30/02........................     $102.86          $ 68.60          $ 72.00
9/30/02........................     $ 82.49          $ 58.31          $ 58.31
12/-/02........................     $     -          $     -          $     -

INTERNATIONAL PAPER COMPANY

According to publicly available documents, International Paper Company ("International Paper"), is a global forest products, paper and packaging company that is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim, and South America. Substantially all of International Paper's businesses have experienced, and are likely to continue to experience, cycles relating to available industry capacity and general economic conditions. International Paper 's headquarters are located in Stamford, Connecticut and its common stock is traded on the New York Stock Exchange under the symbol "IP". Information

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

filed with the SEC by International Paper under the Exchange Act can be located by reference to its SEC file number: 1-3157 or its CIK Code: 51434.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $46.50          $39.56           $42.19
6/30/99........................      $57.88          $43.50           $50.25
9/30/99........................      $55.25          $47.06           $48.06
12/31/99.......................      $56.44          $44.38           $56.44
3/31/00........................      $58.63          $33.38           $42.75
6/30/00........................      $43.63          $29.81           $29.81
9/30/00........................      $36.31          $27.75           $28.69
12/31/00.......................      $42.75          $26.81           $40.81
3/31/01........................      $42.63          $34.06           $36.08
6/30/01........................      $40.85          $33.99           $35.70
9/30/01........................      $41.63          $32.36           $34.84
12/31/01.......................      $41.35          $34.24           $40.35
3/31/02........................      $46.05          $38.22           $43.01
6/30/02........................      $44.99          $39.15           $43.58
9/30/02........................      $43.90          $31.94           $33.39
12/-/02........................      $    -          $    -           $    -

J.P. MORGAN CHASE & CO.

According to publicly available documents, J.P. Morgan Chase & Co. ("JPMorgan") is a financial holding company incorporated under Delaware law in 1968. As of December 31, 2001, JPMorgan was one of the largest banking institutions in the United States, with $694 billion in assets and $41 billion in stockholders' equity. JPMorgan is a global financial services firm with operations in over 50 countries. Its principal bank subsidiaries are JPMorgan Chase Bank, a New York banking corporation headquartered in New York City, and Chase Manhattan Bank USA, National Association, headquartered in Delaware. JPMorgan's principal nonbank subsidiary is its investment bank, J.P. Morgan Securities Inc. JPMorgan's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "JPM". Information filed with the SEC by JPMorgan under the Exchange Act can be located by reference to its SEC file number: 1-5805 or its CIK Code: 19617.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $59.29          $45.50           $54.25
6/30/99........................      $58.58          $47.38           $57.67
9/30/99........................      $57.71          $48.67           $50.25
12/31/99.......................      $59.04          $44.33           $51.79
3/31/00........................      $65.67          $46.54           $58.13
6/30/00........................      $61.67          $45.44           $46.06
9/30/00........................      $57.81          $44.63           $46.19
12/31/00.......................      $47.44          $36.88           $45.44
3/31/01........................      $55.98          $38.91           $44.90
6/30/01........................      $50.60          $40.39           $44.47
9/30/01........................      $45.80          $30.82           $34.15
12/31/01.......................      $40.38          $32.44           $36.35
3/31/02........................      $39.14          $28.19           $35.65
6/30/02........................      $38.37          $31.49           $33.92
9/30/02........................      $32.59          $18.34           $18.99
12/-/02........................      $    -          $    -           $    -

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

JOHNSON & JOHNSON

According to publicly available documents, Johnson & Johnson is engaged in the manufacture and sale of a broad range of products in the health care field. It conducts business in virtually all countries of the world. Johnson & Johnson's primary interest, both historically and currently, has been in products related to human health and well-being. Johnson & Johnson was organized in 1887. Johnson & Johnson's headquarters are located in New Brunswick, New Jersey and its common stock is traded on the New York Stock Exchange under the symbol "JNJ". Information filed with the SEC by Johnson & Johnson under the Exchange Act can be located by reference to its SEC file number: 1-3215 or its CIK Code: 200406.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 46.97          $39.03           $ 46.75
6/30/99........................     $ 51.25          $43.91           $ 49.00
9/30/99........................     $ 52.88          $45.00           $ 45.94
12/31/99.......................     $ 53.06          $45.50           $ 46.63
3/31/00........................     $ 48.25          $34.25           $ 35.13
6/30/00........................     $ 50.94          $36.13           $ 50.94
9/30/00........................     $ 50.53          $45.13           $ 46.97
12/31/00.......................     $ 52.53          $44.94           $ 52.53
3/31/01........................     $ 51.00          $41.63           $ 43.74
6/30/01........................     $ 53.61          $43.06           $ 50.00
9/30/01........................     $ 57.00          $50.41           $ 55.40
12/31/01.......................     $ 60.97          $54.27           $ 59.10
3/31/02........................     $ 65.49          $55.50           $ 64.95
6/30/02........................     $ 64.61          $52.26           $ 52.26
9/30/02........................     $ 56.20          $41.85           $ 54.08
12/-/02........................     $     -          $    -           $     -

MCDONALD'S CORPORATION

According to publicly available documents, McDonald's Corporation develops, operates, franchises and services a worldwide system of restaurants that prepare, assemble, package and sell a limited menu of value-priced foods. All restaurants are operated by McDonald's Corporation or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint-venture agreements between McDonald's and local businesspeople. McDonald's Corporation's headquarters are located in Oak Brook, Illinois and its common stock is traded on the New York Stock Exchange under the symbol "MCD". Information filed with the SEC by McDonald's Corporation under the Exchange Act can be located by reference to its SEC file number: 1-5231 or its CIK Code: 63908.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 47.16          $37.66           $ 45.31
6/30/99........................     $ 46.88          $37.94           $ 41.13
9/30/99........................     $ 44.75          $39.13           $ 43.25
12/31/99.......................     $ 48.38          $39.13           $ 40.31
3/31/00........................     $ 42.75          $29.88           $ 37.38
6/30/00........................     $ 39.19          $31.25           $ 32.94
9/30/00........................     $ 33.69          $27.00           $ 30.19
12/31/00.......................     $ 34.25          $27.88           $ 34.00
3/31/01........................     $ 34.69          $25.00           $ 26.55
6/30/01........................     $ 30.76          $25.79           $ 27.06
9/30/01........................     $ 30.84          $26.25           $ 27.14
12/31/01.......................     $ 30.05          $25.64           $ 26.47

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/02........................     $ 28.80          $25.62           $ 27.75
6/30/02........................     $ 30.65          $27.16           $ 28.45
9/30/02........................     $ 28.10          $17.66           $ 17.66
12/-/02........................     $     -          $    -           $     -

MERCK & CO., INC.

According to publicly available documents, Merck & Co., Inc. ("Merck") is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care, L.L.C. ("Merck-Medco"). Merck's operations are principally managed on a products and services basis and are comprised of two reportable segments: Merck Pharmaceutical, which includes products marketed either directly or through joint ventures, and Merck-Medco. Merck Pharmaceutical products consist of therapeutic agents, sold by prescription, for the treatment of human disorders. Merck-Medco revenues are derived from the filling and management of prescriptions and health management programs. Merck's headquarters are located in Whitehouse Station, New Jersey and its common stock is traded on the New York Stock Exchange under the symbol "MRK". Information filed with the SEC by Merck under the Exchange Act can be located by reference to its SEC file number: 1-3305 or its CIK Code: 64978.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 86.38          $68.75           $ 80.13
6/30/99........................     $ 85.00          $66.00           $ 73.63
9/30/99........................     $ 75.31          $60.94           $ 64.81
12/31/99.......................     $ 80.38          $66.06           $ 67.19
3/31/00........................     $ 78.63          $53.94           $ 62.13
6/30/00........................     $ 76.63          $63.56           $ 76.63
9/30/00........................     $ 77.19          $63.75           $ 74.44
12/31/00.......................     $ 94.88          $73.56           $ 93.63
3/31/01........................     $ 93.00          $67.96           $ 75.90
6/30/01........................     $ 80.85          $63.91           $ 63.91
9/30/01........................     $ 71.22          $61.00           $ 66.60
12/31/01.......................     $ 69.95          $57.17           $ 58.80
3/31/02........................     $ 64.37          $56.96           $ 57.58
6/30/02........................     $ 58.20          $49.05           $ 50.64
9/30/02........................     $ 53.80          $39.05           $ 45.71
12/-/02........................     $     -          $    -           $     -

MICROSOFT CORPORATION

According to publicly available documents, Microsoft Corporation was founded as a partnership in 1975 and incorporated in 1981. Microsoft Corporation develops, manufactures, licenses, and supports a wide range of software products for a multitude of computing devices. Microsoft Corporation software products include scalable operating systems for servers, personal computers, and intelligent devices; server applications for client/server environments; information worker productivity applications; business solutions applications; and software development tools. Microsoft Corporation's headquarters are located in Redmond, Washington and its common stock is traded on the Nasdaq National Market under the symbol "MSFT". Information filed with the SEC by Microsoft Corporation

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

under the Exchange Act can be located by reference to its SEC file number:
0-14278 or its CIK Code: 789019.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $ 93.00          $70.50           $ 90.00
6/30/99........................     $ 94.94          $76.25           $ 90.19
9/30/99........................     $ 99.44          $81.75           $ 90.56
12/31/99.......................     $119.13          $84.94           $116.75
3/31/00........................     $116.56          $89.38           $106.25
6/30/00........................     $ 90.88          $61.44           $ 80.00
9/30/00........................     $ 82.00          $60.31           $ 60.31
12/31/00.......................     $ 70.88          $41.50           $ 43.38
3/31/01........................     $ 64.69          $43.38           $ 54.69
6/30/01........................     $ 73.68          $51.94           $ 73.00
9/30/01........................     $ 72.57          $49.71           $ 51.17
12/31/01.......................     $ 69.49          $51.79           $ 66.25
3/31/02........................     $ 69.86          $57.99           $ 60.31
6/30/02........................     $ 60.38          $48.62           $ 54.70
9/30/02........................     $ 54.85          $42.83           $ 43.74
12/-/02........................     $     -          $    -           $     -

PHILIP MORRIS COMPANIES INC.

According to publicly available documents, Philip Morris Companies Inc. ("Philip Morris") is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc., and Miller Brewing Company, are engaged in the manufacture and sale of various consumer products. A wholly-owned subsidiary of Philip Morris, Philip Morris Capital Corporation, engages in various financing and investment activities. Philip Morris's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "MO". Information filed with the SEC by Philip Morris under the Exchange Act can be located by reference to its SEC file number: 1-08940 or its CIK Code: 764180.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $55.25          $35.19           $35.19
6/30/99........................      $42.75          $33.13           $40.19
9/30/99........................      $41.00          $34.06           $34.19
12/31/99.......................      $34.69          $21.50           $23.00
3/31/00........................      $24.50          $18.94           $20.75
6/30/00........................      $28.56          $20.69           $26.56
9/30/00........................      $34.00          $23.63           $29.44
12/31/00.......................      $45.25          $29.63           $44.00
3/31/01........................      $51.75          $40.13           $47.45
6/30/01........................      $53.00          $44.51           $50.75
9/30/01........................      $49.00          $43.16           $48.29
12/31/01.......................      $51.31          $44.93           $45.85
3/31/02........................      $53.94          $46.09           $52.67
6/30/02........................      $57.72          $42.87           $43.68
9/30/02........................      $51.85          $37.86           $38.80
12/-/02........................      $    -          $    -           $    -

THE PROCTER & GAMBLE COMPANY

According to publicly available documents, The Procter & Gamble Company ("P&G") was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, P&G manufactures and markets a broad range of consumer products in

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

many countries throughout the world. P&G's products fall into five business segments: fabric and home care; baby, feminine and family care; beauty care; health care; and food and beverage. P&G's headquarters are located in Cincinnati, Ohio and its common stock is traded on the New York Stock Exchange under the symbol "PG". Information filed with the SEC by P&G under the Exchange Act can be located by reference to its SEC file number: 1-434 or its CIK Code:
80424.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................     $100.35          $82.98           $ 97.18
6/30/99........................     $102.14          $83.66           $ 88.56
9/30/99........................     $102.33          $84.22           $ 93.03
12/31/99.......................     $112.87          $92.59           $108.72
3/31/00........................     $116.84          $53.34           $ 56.31
6/30/00........................     $ 69.96          $53.21           $ 56.31
9/30/00........................     $ 66.48          $54.14           $ 66.48
12/31/00.......................     $ 77.83          $67.41           $ 77.83
3/31/01........................     $ 77.90          $59.74           $ 62.12
6/30/01........................     $ 67.76          $56.20           $ 63.31
9/30/01........................     $ 76.41          $63.97           $ 72.23
12/31/01.......................     $ 80.83          $69.26           $ 78.52
3/31/02........................     $ 89.70          $76.34           $ 89.40
6/30/02........................     $ 94.40          $86.35           $ 89.30
9/30/02........................     $ 93.00          $74.46           $ 89.38
12/-/02........................     $     -          $    -           $     -

SBC COMMUNICATIONS INC.

According to publicly available documents, SBC Communications Inc. ("SBC") ranks among the largest providers of telecommunications services in the United States and the world. Through its subsidiaries, SBC provides communications services and products in the United States and has investments in more than 25 countries. SBC offers its services and products to businesses and consumers, as well as other providers of telecommunications services. The services and products that SBC offers vary by market, and include: local exchange services, wireless communications, long distance services, Internet services, telecommunications equipment, messaging, paging, and directory advertising and publishing. SBC's headquarters are located in San Antonio, Texas and its common stock is traded on the New York Stock Exchange under the symbol "SBC". Information filed with the SEC by SBC under the Exchange Act can be located by reference to its SEC file number: 1-08610 or its CIK Code: 732717.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $59.00          $46.50           $47.19
6/30/99........................      $58.00          $49.75           $58.00
9/30/99........................      $59.19          $46.63           $51.06
12/31/99.......................      $54.94          $44.25           $48.75
3/31/00........................      $47.00          $35.44           $42.13
6/30/00........................      $50.00          $41.06           $44.00
9/30/00........................      $49.88          $39.31           $49.88
12/31/00.......................      $58.50          $44.06           $47.75
3/31/01........................      $52.38          $40.12           $44.63
6/30/01........................      $44.90          $38.70           $40.06
9/30/01........................      $47.34          $40.00           $47.12
12/31/01.......................      $47.00          $37.38           $39.17
3/31/02........................      $40.17          $34.49           $37.44
6/30/02........................      $38.15          $29.50           $30.50
9/30/02........................      $31.70          $20.10           $20.10
12/-/02........................      $    -          $    -           $    -

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

UNITED TECHNOLOGIES CORPORATION

According to publicly available documents, United Technologies Corporation ("United Technologies") conducts its business through four principal segments. The principal products of each segment are as follows: Otis -- Otis elevators, escalators, automated people movers and service; Carrier -- Carrier commercial and residential heating, ventilating and air conditioning ("HVAC") systems and equipment, commercial and transport refrigeration equipment, and aftermarket service and components; Pratt & Whitney -- Pratt & Whitney commercial, general aviation and military aircraft engines, parts, service, industrial gas turbines and space propulsion; and Flight Systems -- (i) Sikorsky commercial and military helicopters, parts and service and (ii) Hamilton Sundstrand aerospace products and aftermarket services include aircraft power generation and management systems, engine and flight controls, auxiliary power units, environmental control systems and propeller systems. Industrial products include air compressors, metering devices, fluid handling equipment and enclosed gear drives. United Technologies' headquarters are located in Hartford, Connecticut and its common stock is traded on the New York Stock Exchange under the symbol "UTX". Information filed with the SEC by United Technologies under the Exchange Act can be located by reference to its SEC file number: 1-00812 or its CIK Code:
101829.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $67.81          $54.00           $67.72
6/30/99........................      $74.69          $61.75           $72.00
9/30/99........................      $71.19          $56.00           $59.31
12/31/99.......................      $65.00          $52.31           $65.00
3/31/00........................      $65.25          $48.06           $63.19
6/30/00........................      $66.19          $54.50           $58.88
9/30/00........................      $71.50          $56.69           $69.38
12/31/00.......................      $79.75          $63.50           $78.63
3/31/01........................      $82.08          $67.00           $73.30
6/30/01........................      $87.21          $70.83           $73.26
9/30/01........................      $76.56          $41.64           $46.50
12/31/01.......................      $65.56          $47.25           $64.63
3/31/02........................      $77.25          $59.37           $74.20
6/30/02........................      $75.00          $64.85           $67.90
9/30/02........................      $71.00          $55.98           $56.49
12/-/02........................      $    -          $    -           $    -

WAL-MART STORES, INC.

According to publicly available documents, Wal-Mart Stores, Inc. (together with its subsidiaries, "Wal-Mart") is the world's largest retailer measured by total revenues. In the United States, Wal-Mart's operations are centered on retail stores and membership warehouse clubs. Internationally, Wal-Mart's operations are centered on retail stores, warehouse clubs and restaurants. Wal-Mart has built its business by offering its customers quality merchandise at low prices. Wal-Mart's headquarters are located in Bentonville, Arkansas and its common stock is traded on the New York Stock Exchange under the symbol "WMT". Information filed with the SEC by Wal-Mart under the Exchange Act can be located by reference to its SEC file number: 1-6991 or its CIK Code: 104169.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $49.09          $39.53           $46.09
6/30/99........................      $52.44          $41.13           $48.25
9/30/99........................      $49.19          $40.19           $47.56
12/31/99.......................      $69.44          $48.31           $69.13
3/31/00........................      $68.50          $44.50           $56.50

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
6/30/00........................      $63.56          $51.00           $57.63
9/30/00........................      $62.00          $47.38           $48.13
12/31/00.......................      $55.25          $43.25           $53.13
3/31/01........................      $58.44          $46.91           $50.50
6/30/01........................      $54.35          $48.15           $48.80
9/30/01........................      $55.99          $44.00           $49.50
12/31/01.......................      $58.37          $49.76           $57.55
3/31/02........................      $63.75          $55.76           $61.30
6/30/02........................      $61.23          $53.15           $55.01
9/30/02........................      $56.00          $44.60           $49.24
11/-/02........................      $    -          $    -           $    -

THE WALT DISNEY COMPANY

According to publicly available documents, The Walt Disney Company (together with its subsidiaries, "Walt Disney") is a diversified worldwide entertainment company with operations in four business segments: Media Networks; Parks & Resorts; Studio Entertainment and Consumer Products. Walt Disney's headquarters are located in Burbank, California and its common stock is traded on the New York Stock Exchange under the symbol "DIS". Information filed with the SEC by Walt Disney under the Exchange Act can be located by reference to its SEC file number: 1-11605 or its CIK Code: 1001039.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/99........................      $38.00          $29.56           $31.13
6/30/99........................      $35.44          $28.81           $30.81
9/30/99........................      $30.00          $25.50           $26.00
12/31/99.......................      $29.31          $23.50           $29.25
3/31/00........................      $41.75          $29.88           $41.25
6/30/00........................      $43.63          $38.75           $38.81
9/30/00........................      $42.50          $35.75           $38.25
12/31/00.......................      $41.38          $26.44           $28.94
3/31/01........................      $33.38          $26.91           $28.60
6/30/01........................      $34.50          $27.10           $28.89
9/30/01........................      $28.74          $16.98           $18.62
12/31/01.......................      $22.54          $17.90           $20.72
3/31/02........................      $24.51          $20.50           $23.08
6/30/02........................      $25.00          $18.90           $18.90
9/30/02........................      $19.79          $13.77           $15.14
12/-/02........................      $    -          $    -           $    -

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. Your cash payment at maturity is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of -% with respect to each Basket Stock at maturity. Therefore, the maximum total return for each $1,000 principal amount of the Notes at maturity will also be -%. The Notes are exposed to the full downside risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity. You may lose some or all of your investment if the Stock Returns of one or more of the Basket Stocks is negative. For a description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" on page S-31.

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market price of the Basket Stocks, the volatility of the Basket Stocks, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the market price of the Basket Stocks are important variables, they cannot be used as the only measures to approximate the value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of -% with respect to each Basket Stock at maturity. Therefore, the maximum total return for each $1,000 principal amount of the Notes at maturity will also be -%. The Notes are exposed to the full downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity.

For each $1,000 principal amount of the Notes, we will pay you in cash an amount equal to $1,000 plus the sum of the Weighted Stock Component Returns multiplied by $1,000.

The "Stock Return" is the difference between the closing price for each Basket Stock on the trade date and on the final valuation date, expressed as a percentage and calculated as follows:

                       Final Stock Price - Initial Stock Price
    Stock Return  =    ---------------------------------------
                                 Initial Stock Price

where the "Initial Stock Price" is the closing price of each Basket Stock on the trade date and the "Final Stock Price" is the closing price of each Basket Stock on the final valuation date.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Stock Component Return" is based on the Stock Return of each Basket Stock, which may be positive or negative. If a Stock Return is positive, it will be doubled in order to calculate the Stock Component Return, subject to a maximum Stock Component Return of -%. If a Stock Return is zero or negative, the Stock Component Return will be equal to the Stock Return. The Notes are exposed to the full downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE STOCK RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

The "Weighted Stock Component Return" will equal the Stock Component Return for each Basket Stock multiplied by 3.333%. Each Weighted Stock Component Return will be rounded to four decimal places.

     Weighted Stock Component Return = (Stock Component Return X .03333)

The payment at maturity for each Note will be calculated as follows:

     Principal amount of the Note + (Principal amount of the Note X sum of the
                                     Weighted Stock Component Returns)

See "What are the steps to calculate payment at maturity?" on page S-3.

MATURITY DATE

The maturity date will be January -, 2004 unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date referred to below for all Basket Stocks, then the maturity date will be the fifth business day following the latest final valuation date for any Basket Stock. The calculation agent may postpone the final valuation date for any Basket Stock--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date for any Basket Stock. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date for any Basket Stock will be the fifth business day prior to January -, 2004, unless the calculation agent determines that a market disruption event occurs or is continuing on that day for any Basket Stock. In that event, the final valuation date for such Basket Stock(s) will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing for the affected Basket Stock(s). For all the other Basket Stocks, the final valuation date will be the fifth business day prior to January -, 2004. All determinations made by the calculation agent pursuant to this provision will be conclusive and binding on the holders of the Notes and UBS. The holders of the Notes will not be entitled to any compensation from UBS for any loss suffered as a result of the occurrence of a market disruption event or any resulting delay in payment or any change in the price of any Basket Stock after the final valuation date. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

As described above, the closing price of the Basket Stocks on the final valuation date will determine the amount holders receive at maturity of the Notes.

If the final valuation date for any Basket Stock is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date for that Basket Stock. If the market price of any Basket Stock is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for such affected Basket Stocks that would

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in any Basket Stock on its primary market, in each case for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to any Basket Stock in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to any Basket Stock.

For this purpose, an "absence of trading" in the primary securities market on which such Basket Stock or any option or futures contracts related to any Basket Stock is traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a Basket Stock or in option or futures contracts related to a Basket Stock, if available, in the primary market for those contracts, by reason of any of:

+  a price change exceeding limits set by that market,

+  an imbalance of orders relating to those contracts, or

+  a disparity in bid and ask quotes relating to those contracts,

are among the factors that may constitute a suspension or material limitation of trading in that Basket Stock or in those option or futures contracts in that primary market.

DELISTING OR SUSPENSION OF TRADING OF THE BASKET STOCKS

If any Basket Stock is delisted or trading of any Basket Stock is suspended and a major U.S. exchange or market lists or approves for trading successor securities, the calculation agent may determine in its sole discretion that such successor securities are comparable to such Basket Stock (a "successor share") and adjust the basket by replacing such Basket Stock with such successor share. The Basket Stocks will not be substituted if the components of the Dow Jones Industrial Average change.

If the successor shares that the calculation agent determines to be comparable to the Basket Stocks are not listed or approved for trading on a major U.S. exchange or market at maturity, the calculation agent may determine, in its sole discretion, the value of such successor shares.

In both of the cases described above, the calculation agent will, in its sole discretion, determine the Stock Return for any affected Basket Stock by determining the Final Stock Price for any applicable

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

successor shares on the final valuation date and the relevant number of shares of the successor Basket Stock.

If any Basket Stock is delisted or trading of any Basket Stock is suspended, and the calculation agent determines in its sole discretion that no successor shares for such Basket Stock exist, the calculation agent may determine, in its sole discretion, the Final Stock Price for such Basket Stock.

ANTIDILUTION ADJUSTMENTS

The amount payable at maturity of the Notes will be based on the closing price of each of the Basket Stocks on the final valuation date. The calculation agent will adjust the Initial Stock Price and/or the number of shares per Basket Stock, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of such Basket Stock.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the number of shares per Basket Stock. In each case where the number of shares per Basket Stock changes, the Initial Stock Price will generally also change. The initial number of shares for each Basket Stock is calculated as follows:

                                                      $1,000 X 3.333%
    Initial number of shares per Basket Stock  =    --------------------
                                                    Initial Stock Price

If applicable, the Initial Stock Price will be adjusted by the calculation agent by multiplying the prior Initial Stock Price by a fraction whose numerator is the prior number of shares per Basket Stock and whose denominator is the new number of shares per Basket Stock.

                                                        Prior number of shares per
         Adjusted         =          Prior          X          Basket Stock
    Initial Stock Price       Initial Stock Price       --------------------------
                                                         New number of shares per
                                                               Basket Stock

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under "Risk Factors--You have limited antidilution protection" on page S-9.

HOW ADJUSTMENTS WILL BE MADE

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of any Basket Stock, the calculation agent will calculate a corresponding adjustment to the Initial Stock Price and the number of shares per Basket Stock as the calculation agent determines to be appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the number of shares per Basket Stock will be adjusted to double the prior number of shares per Basket Stock, and, as a result, the Initial Stock Price will be reduced proportionately. The calculation agent will also determine the effective date of that adjustment and the substitution in the basket of any Basket Stock, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the Initial Stock Price and the number of shares per Basket Stock.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, for each Basket Stock having adjusted the Initial Stock Price and the number of shares per Basket Stock for the first event, the calculation agent will adjust the Initial Stock Price and the number of shares per

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Basket Stock for the second event, applying the required adjustment to the Initial Stock Price and the number of shares per Basket Stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, the calculation agent will not be required to adjust the Initial Stock Price or the number of shares per Basket Stock unless the adjustment would result in a change to the Initial Stock Price or the number of shares per Basket Stock of at least 0.1% in the Initial Stock Price or the number of shares per Basket Stock that would apply without the adjustment. The Initial Stock Price and the number of shares per Basket Stock resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the Initial Stock Price, the nearest cent, and, in the case of the number of shares per Basket Stock, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and as to how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

+ a subdivision, consolidation or reclassification of any Basket Stock or a free distribution or dividend of any Basket Stock to existing holders of any Basket Stock by way of bonus, capitalization or similar issue

+  a distribution or dividend to existing holders of any Basket Stock of:

    +  shares of such Basket Stock,

    + other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of such Basket Stock, or

    + any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent

+ the declaration by any issuer of any Basket Stock of an extraordinary or special dividend or other distribution whether in cash or shares of such Basket Stock or other assets

+ a repurchase by an issuer of any Basket Stock of such Basket Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise

+  a consolidation or merger of an issuer of a Basket Stock with another company

+ any other similar event that may have a diluting or concentrative effect on the theoretical value of any Basket Stock.

STOCK SPLITS

A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth less as a result of a stock split.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If any Basket Stock is subject to a stock split, then the calculation agent will adjust the number of shares per Basket Stock to equal the sum of the prior number of shares per Basket Stock--i.e., the number of shares per Basket Stock before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one share of such Basket Stock and (2) the prior number of shares per Basket Stock. The Initial Stock Price will also be adjusted as discussed above.

REVERSE STOCK SPLITS

A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth more as a result of a reverse stock split.

If any Basket Stock is subject to a reverse stock split, then the calculation agent will adjust the number of shares per Basket Stock to equal the product of the prior number of shares per Basket Stock and (1) the number of shares of such Basket Stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of such Basket Stock outstanding immediately before the reverse stock split becomes effective. The Initial Stock Price will also be adjusted as discussed above.

STOCK DIVIDENDS

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the Basket Stock is subject to a stock dividend payable in shares of such Basket Stock then the calculation agent will adjust the number of shares per Basket Stock to equal the sum of the prior number of shares per Basket Stock plus the product of (1) the number of shares issued in the stock dividend with respect to one share of such Basket Stock and (2) the prior number of shares per Basket Stock. The Initial Stock Price will also be adjusted as discussed above.

OTHER DIVIDENDS AND DISTRIBUTIONS

The number of shares per Basket Stock will not be adjusted to reflect dividends or other distributions paid with respect to any Basket Stock, other than:

+  stock dividends described above,

+ issuances of transferable rights and warrants with respect to any Basket Stock described in "--Transferable Rights and Warrants" below,

+ distributions that are spin-off events described in "--Reorganization Events" below, and

+  extraordinary dividends described below.

A dividend or other distribution with respect to any Basket Stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such Basket Stock by an amount equal to at least 10% of the closing price of that Basket Stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Basket Stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the number of shares per Basket Stock to equal the product of (1) the prior number of shares per Basket Stock and (2) a fraction, the numerator of which is the closing price of the Basket Stock on the business day before the ex-dividend

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The Initial Stock Price will also be adjusted as discussed above.

The extraordinary dividend amount with respect to an extraordinary dividend for any Basket Stock equals:

+ for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Basket Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Basket Stock, or

+ for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on any Basket Stock that is a dividend payable on such Basket Stock that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Basket Stocks that is also an extraordinary dividend will result in an adjustment to the number of shares per Basket Stock only as described in "--Stock Dividends" above, or "--Transferable Rights and Warrants" or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

If the issuer of any Basket Stock issues transferable rights or warrants to all holders of such Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share that is less than the closing price of such Basket Stock on the business day before the ex-dividend date for issuance, then the number of shares per Basket Stock will be adjusted by multiplying the prior number of shares per Basket Stock by the following fraction:

+ the numerator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock offered for subscription or purchase under those transferable rights or warrants, and

+ the denominator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of such Basket Stock offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The Initial Stock Price will also be adjusted as discussed above.

REORGANIZATION EVENTS

Each of the following, determined by the calculation agent in its sole discretion, may be a reorganization event with respect to a particular Basket
Stock:

+  the Basket Stock is reclassified or changed,

+ the issuer of the Basket Stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all of its outstanding Basket Stock is exchanged for or converted into other property,

+ a statutory share exchange involving the outstanding Basket Stock and the securities of another entity occurs, other than as part of an event described above,

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ the issuer of the Basket Stock sells or otherwise transfers its property and assets as an entity or substantially as an entirety to another entity,

+ the issuer of the Basket Stock effects a spin-off--that is, issues to all holders of its Basket Stock the equity securities of another issuer, other than as part of an event described above,

+ the issuer of the Basket Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

+ another entity completes a tender or exchange offer for all the outstanding Basket Stock.

ADJUSTMENTS FOR REORGANIZATION EVENTS

If a reorganization event occurs, then the calculation agent may adjust the relevant number of shares so as to consist of the amount and type of property or properties--whether it be cash, securities, other property or a combination--that is equal to the number of shares a holder of a Basket Stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by an reorganization event, the calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the number of shares to consist of distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new number of shares. The calculation agent will do so to the same extent that it would make adjustments if the applicable Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares, the required adjustment will be made with respect to that component, as if it alone were the number of shares.

For example, if an issuer of a Basket Stock merges into another company and each share of the relevant Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the number of shares per Basket Stock will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new number of shares to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments" as if the common shares were the particular Basket Stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares (with no interest adjustment). Consequently, the final particular Basket Stock value will include the final value of the two shares of the surviving company and the cash.

In this prospectus supplement, references to the calculation agent adjusting the number of shares with respect to a dilution event means that the calculation agent will adjust the number of shares in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Basket Stock as described above. Consequently, in this prospectus supplement, references to a Basket

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Stock means any distribution property that is distributed in a reorganization event and comprises the adjusted number of shares with respect to that stock. Similarly, references to an issuer of a Basket Stock means any successor entity in a reorganization event with respect to that issuer.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Notes We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" on page S-32.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price or other value of each Basket Stock or any other property, the Stock Return for each Basket Stock, antidilution adjustments, market disruption events, maturity date, final valuation date, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Basket Stocks and/or listed and/or over-the-counter options or futures on the Basket Stocks prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+  acquire or dispose of the Basket Stocks,

+ take or dispose of positions in listed or over-the-counter options or futures or other instruments based on the Basket Stocks,

+  any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Basket Stocks, listed or over-the-counter options or futures on the Basket Stocks or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the Basket Stocks or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF OCTOBER 31, 2002 (UNAUDITED)                              CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  130,439    88,236
                                                              -------   -------
  Total Debt................................................  130,439    88,236
Minority Interest(2)........................................    3,807     2,575
Shareholders' Equity........................................   40,955    27,704
                                                              -------   -------
Total capitalization........................................  175,201   118,515
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.6764536.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the Basket Stocks and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes (which will be long-term capital gain or loss if you hold your Notes for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it.

Alternative Treatments. In the opinion of our counsel, Sullivan & Cromwell, it would also be reasonable to treat the Notes as a single debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes (the "comparable yield"). You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Wash Sale Rules. If you sell shares of a Basket Stock within 30 days of purchasing the Notes, your purchase of the Notes should not cause you to be subject to any limitation under the "wash sale" rules with respect to the recognition of loss, if any, upon your sale of such shares except with respect to the portion of the Notes tied to the performance of the Basket Stock. For example, if you sell shares of a single Basket Stock for an aggregate sales price of $1,000 and you purchase a Note with a principal amount of $1,000 within 30 days of such sale, your purchase of the Note should only cause you to be subject to the "wash sale" rules with respect to 3.333% of the loss you recognized upon your sale of the Basket Stock.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the underlying stocks included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the Plan Assets Regulation applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell Notes to securities dealers at a discount of up to 1.50% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-6
The Contents and Valuation of the
  Basket of Basket Stocks.............  S-11
Historical Performance of the Basket
  Stocks..............................  S-12
Valuation of the Notes................  S-30
Specific Terms of the Notes...........  S-31
Use of Proceeds and Hedging...........  S-42
Capitalization of UBS.................  S-43
Supplemental Tax Considerations.......  S-44
ERISA Considerations..................  S-46
Supplemental Plan of Distribution.....  S-47

PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

Enhanced
Appreciation
Securities

UBS AG $- NOTES
LINKED TO A BASKET OF COMMON STOCKS,
DUE JANUARY -, 2004

PROSPECTUS SUPPLEMENT

DECEMBER -, 2002
(TO PROSPECTUS DATED MAY 17, 2001)

UBS WARBURG
UBS PAINEWEBBER INC.